AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 25th day of November, 2008, to the Fund Accounting Servicing Agreement, dated as of June 8, 2006, as amended (the "Fund Accounting Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") on behalf of its separate series, the Al Frank Fund and the Al Frank Dividend Value Fund, and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to amend the fees; and

WHEREAS, Section 15 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit A is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy

Printed Name: Douglas G. Hess	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit A to the Advisors Series Trust Fund Accounting Servicing Agreement

Name of Series	Date Added
Al Frank Fund	11/18/2002
Al Frank Dividend Value Fund	09/30/2004

FUND ACCOUNTING SERVICES FEE SCHEDULE EFFECTIVE: 8/1/2008
Annual Fund Accounting Fee for Al Frank Fund*
$[__] on first $[__] million
  [__] basis points on next $[__] million
  [__] basis points over $[__] million
Annual Fund Accounting Fee for Al  rank Dividend Value Fund*
$[__] on first $[__] million
  [__] basis points on next $[__] million
  [__] basis points over $[__] million

Advisor Information Source - $[__]/month – Web reporting
Multiple Classes:
Each class is an additional [__]% of the charge of the initial class.
Master/Feeder Funds:
Each master and feeder is  charged according to the schedule
Multiple Manager Funds:
Additional base fee:
$[__] per manager/sub-advisor  per fund
Plus Out-Of-Pocket Expenses – Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, and all other out-of-pocket expenses.
• Pricing Services
• $[__]  Domestic and Canadian Equities
• $[__]  Options
• $[__]  Corp/Gov/Agency Bonds
• $[__]  CMO's
• $[__]  International Equities and Bonds
• $[__]  Municipal Bonds
• $[__]  Money Market Instruments
• $[__] /Fund/Month - Mutual Fund Pricing
• $[__]/Foreign Equity Security/Month for Corporate Action Service
• $[__] /Month Manual Security Pricing (>[__]/day)
• Factor Services (BondBuyer)
• $[__] /CMO/Month
• $[__]  /Mortgage Backed/Month
• $[__] /Month Minimum Per Fund Group
• Fair Value Services (FT Interactive)
• $[__] on the first [__] securities per day
• $[__] on the balance of securities per day

Fees are billed monthly.
* Subject to annual CPI increase, Milwaukee MSA.

Advisor’s Signature below acknowledges approval of the Exhibit A Fund Accounting fee schedule above.
AL FRANK ASSET MANAGEMENT, INC.

By:   /s/ Diane Peck

Printed Name:   Diane Peck

Title:   CFO and CCO                                                             Date:   4/16/2009